Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ClubCorp, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-96568, 33-89818, 333-08041, 333-57107, 333-52612 and 333-110521) on Form S-8 of ClubCorp, Inc. of our report dated March 29, 2004, except for Note 11 which is as of April 12, 2005, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of ClubCorp, Inc. and subsidiaries for the year ended December 30, 2003, which report appears in the December 27, 2005, annual report on Form 10-K of ClubCorp, Inc.

/s/ KPMG LLP

Dallas, Texas
March 24, 2006